Exhibit 99.1

TANGER FACTORY OUTLET CENTERS, INC.

News Release

Tanger Outlets Closes on $250 Million 7-Year Unsecured Term Loan

GREENSBORO, NC, February 24, 2011 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced that its operating partnership, Tanger Properties Limited Partnership, has closed on the $250 million seven-year unsecured bank term loan announced last week. Based on Tanger's current credit ratings, the loan bears interest at LIBOR plus 180 basis points. The facility matures February 24, 2019, and is prepayable without penalty beginning February 24, 2015.

“We are pleased to benefit from the current pricing advantage of the bank term loan market relative to the public bond market,” stated Steven B. Tanger, President and Chief Executive Officer. “Proceeds from this facility will be used to partially repay our unsecured revolving lines of credit, increasing our available line capacity to more than $400 million. This loan rebalances our debt maturity schedule, while maintaining our staggered approach to maturities,” he added.

Wells Fargo Securities, LLC served as Book Runner for the transaction. Co-Lead Arrangers were Wells Fargo Securities, LLC, SunTrust Bank and PNC Bank, National Association. Each of the facility's lenders are also lenders of Tanger's $500 million syndicated unsecured revolving line of credit. Participating banks in the term loan are as follows:

Name of Institution	Facility Title
Wells Fargo Bank, National Association	Administrative Agent
SunTrust Bank	Syndication Agent
PNC Bank, National Association	Syndication Agent
Regions Bank	Documentation Agent
Branch Banking and Trust Company	Lender
US Bank, National Association	Lender

Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers in 25 states coast to coast, totaling approximately 11.8 million square feet leased to over 2,500 stores operated by more than 450 different brand name companies. More than 175 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4 TANGER or visit the Company's web site at www.tangeroutlet.com

Contact:
Frank C. Marchisello, Jr.
Executive Vice President and Chief Financial Officer
Tanger Factory Outlet Centers, Inc.
+1-336-834-6834